Exhibit 99.1

FOR IMMEDIATE RELEASE

HEALTHTRONICS ANNOUNCES COMPLETION OF MERGER,

CREATING CLEAR LEADER IN HEALTHCARE SERVICES TO

THE UROLOGY COMMUNITY

Analyst and Investor Day Scheduled for December 14, 2004

AUSTIN, TX – November 10, 2004 – HealthTronics, Inc. today announced the completion of the merger between Prime Medical Services, Inc. (NASDAQ:PMSI) and HealthTronics Surgical Services, Inc. (NASDAQ:HTRN). Shareholders of both companies overwhelmingly approved the transaction with over 98% of voted shares affirming the transaction. The merged company’s shares will begin trading on the Nasdaq National Market under the symbol “HTRN” on Thursday, November 11, 2004.

HealthTronics’ President & CEO, Brad A. Hummel, commented, “We are extremely pleased to complete this combination, which we believe creates a clear leader in healthcare services to the urology community, as well as a company with exceptional financial fundamentals and extraordinary growth potential. The ‘new’ HealthTronics is partnered with nearly 3,000 physicians, fields 183 lithotripsy units in 47 states and serves over 675 care venues. We are taking a leadership role in delivering new technology for the treatment of benign and malignant prostate diseases, and as a provider of lithotripsy devices, patient treatment tables and diagnostic imaging devices to healthcare institutions and professionals throughout the world.

“Our recently reported results confirm the progress we have made: on a combined basis, revenue in the third quarter of 2004 grew 18% over the same period a year ago, driven in large part by a vital and enthusiastic partnership structure and growth in prostate therapies. Perhaps as importantly, the environment in which we are operating is fundamentally stable. Re-engineering, while always a work in progress, is largely behind us, as evidenced by same store improvements and equity balance within our partnerships. We have secured efficient physician access and egress to what we believe is the most progressive partnership model in the country. The reimbursement profile for lithotripsy and prostate therapies is quite good, with some 12 quarters of average litho reimbursement at $2,000 per case. Given our contract concentration as a wholesaler (some 85% of all cases are now provided on a wholesale basis) and the benchmark government Hospital Out-Patient Payment System rate expected to once again increase from its current $2,600 per case, we may have some pricing power available. In addition, the investments made at the partnership level in new technology over the past three years have lowered our operating costs and added an important element of flexibility, allowing us to deliver services to care venues outside of the hospitals. Significant capital expenditures are not integral to the near term of our core urology business.”

John Q. Barnidge, CFO, stated, “In addition to becoming a stronger company in terms of operations, HealthTronics is stronger financially, as well. On an annualized basis, we project consolidated 2004 revenue of approximately $300 million and EBITDA contribution of $44 million, prior to achieving expected synergies. Our balance sheet metrics and leverage ratios are markedly improved as a combined company, opening the door to financing alternatives which we believe will significantly lower our weighted average cost of capital.”

Mr. Hummel further stated, “As we proceed as a combined company, it is our intention to segment report our business in four distinct operating units: Urology Services, Device Sales and Service, Orthopaedics and Specialty Vehicle Manufacturing.

“Device Sales and Service offers exceptional opportunity. In addition to supplying the future needs of our proprietary and managed infrastructure, the worldwide installed base of Medstone and HMT shock wave lithotripters exceeds 800 units and there are over 350 patient treatment tables in use. We believe our current products, as well as those in R&D or proceeding through regulatory approval, have best in class technology and represent significant potential for new installation and replacement sales. Our field service engineering group reaches clients in 48 states, and will play an important role in HealthTronics’ growth. By broadening the technology we maintain, we cement already strong relationships with customers and further strategic relationships with original equipment manufacturers participating in the urology market.

“We have an established model and a unique position in the market for treating musculoskeletal disorders and we remain optimistic about the future of orthopaedic shock wave therapy. While procedure growth has slowed, we have continued to make progress with the payors on the reimbursement front, and believe there is growing consensus amongst the clinical community in support of the high energy, physician directed treatment, which is precisely where our technology and service infrastructure is invested.

“We will, as well, continue our efforts to enhance the value of our Specialty Vehicle Manufacturing business. Our recently reported results demonstrate strong ongoing economic contribution from this segment, improving backlog and the prospective benefits resulting from completing our plant consolidation program.”

Mr. Hummel concluded, “With HealthTronics’ talented and dedicated management team, and the support of an experienced Board, I am confident that we can capitalize on the many opportunities available in our areas of focus. We are well positioned to continue to broaden HealthTronics’ urology platform, expand and develop our orthopaedic business and capitalize on our investment in Specialty Vehicle Manufacturing. I am certainly looking forward to working with the combined HealthTronics team to execute our growth strategy and deliver the tremendous promise of our combined company.”

Mr. Barnidge concluded, “Over the course of the next few weeks we will move from integration planning to integration implementation. We remain confident in our ability to extract combination synergies of an annualized $10 million and we believe we have numerous opportunities to build upon a solid foundation of strong cash flows, earnings momentum and favorable capital markets.

“On December 14th we will host a meeting for analysts and investors to discuss our business plans for the new HealthTronics and outline our financial objectives including guidance for 2005. We hope all of you will join us in New York as we share with you HealthTronics’ very exciting future.”

Analyst and Investor Day

HealthTronics’ management will hold an analyst and institutional investor meeting on December 14, 2004 in New York City, which will also be webcast. The Company will provide additional details regarding the meeting later this month.

HealthTronics Management

	Management position	Former position
Brad A. Hummel	CEO and President	Prime Director, CEO and President
John Q. Barnidge	CFO and Senior VP	Prime CFO and Senior VP
James S.B. Whittenburg	Senior VP—Development, General Counsel and Secretary	Prime Senior VP— Development, General Counsel and Secretary
Richard A. Rusk	VP and Controller	Prime VP and Controller
Joseph M. Jenkins, M.D.	President—Urology	Prime President—Urology
Klaas F. Vlietstra	Interim President—Manufacturing	VP, Ops., AKSV/AMP Systems
W. Price Dunaway	Senior VP—Urology	Senior VP and COO of Litho Ops.

HealthTronics Board of Directors

Former position
Argil J. Wheelock, M.D., Chairman	Chairman and Chief Executive Officer of HealthTronics
R. Steven Hicks	Director of Prime
Brad A. Hummel	Director, Chief Executive Officer and President of Prime
Michael R. Nicolais	Director of Prime
William A. Searles	Director of Prime
Kenneth S. Shifrin, Vice Chairman	Chairman of Prime
Perry W. Waughtal	Director of Prime
Scott A. Cochran	Director of HealthTronics
Donny R. Jackson	Director of HealthTronics
Timothy J. Lindgren	Director of HealthTronics

Prime Medical Services, Inc. shareholders will receive one share of HealthTronics, Inc. common stock for each common share of Prime. They will receive written instructions on how to exchange Prime stock certificates for certificates representing HealthTronics common stock. Shareholders that hold a HealthTronics Surgical Services, Inc. stock certificate do not need to replace the certificate. At such time as shareholders might sell the shares represented on the certificate, the transfer agent will automatically recognize the shares as HealthTronics, Inc. stock. As of November 9, 2004, there were 20,865,161 shares of Prime outstanding, and 12,277,024 shares of HealthTronics Surgical Services, Inc. outstanding. The transaction qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

About HealthTronics, Inc.

HealthTronics provides healthcare services, primarily to the urology community, and manufactures various medical devices as well as specialty vehicles used for the transport of high technology medical and broadcast & communications equipment.

HealthTronics is the country’s leading provider of lithotripsy, a non-invasive therapy for treating kidney stone disease. Through 105 partnerships organized around nearly 3,000 local urologists in 47 states, the Company provides the personnel and operating infrastructure required to deliver lithotripsy treatments to hospitals and other healthcare settings. The Company’s partnerships also provide treatments for benign and cancerous conditions of the prostate, as well as orthotripsy, a non-invasive procedure for treating orthopaedic soft tissue disorders including plantar fasciitis (heel spur) and lateral epicondilitis (tennis elbow).

HealthTronics is one of the nation’s leading manufacturers of urological and orthopaedic medical devices including lithotripters, orthotripters, fixed and mobile treatment tables and x-ray generators. The Company is also a global leader in the design, engineering and manufacturing of specialty vehicles used for the transport of high technology medical and broadcast & communications equipment, such as MRIs, CAT scans, PET scans, lithotripters, mobile command & control centers and satellite news gathering vehicles.

For more information, visit www.healthtronics.com.

EBITDA

HealthTronics has presented an EBITDA amount, which is a non-GAAP financial measure, in this press release. HealthTronics has reconciled such amount to its most directly comparable financial measure calculated in accordance with GAAP, which is HealthTronics’ net income. HealthTronics believes that its presentation of EBITDA is an important supplemental measure of operating performance to its investors.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure of performance which HealthTronics believes, when considered with measures calculated in accordance with GAAP, gives investors a more complete understanding of HealthTronics’ operating results before the impact of investing and financing transactions and income taxes. HealthTronics does not reflect minority interest expense when calculating EBITDA. HealthTronics has historically reported this measure to its investors and believes that the continued inclusion of EBITDA provides consistency in its financial reporting. EBITDA is among the more significant factors in management’s internal evaluation of total company performance. EBITDA is also widely used by HealthTronics management in the annual budget process. HealthTronics believes this measure continues to be used by investors and creditors in their assessment of HealthTronics’ operating performance and the valuation of the company.

EBITDA should not be considered as an alternative to net income, operating income, a liquidity measure, or any other operating performance measure prescribed by GAAP, nor should this measure be relied upon to the exclusion of GAAP financial measures. EBITDA reflects additional ways of viewing HealthTronics’ operations that HealthTronics believes, when viewed with its GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting HealthTronics’ business than could be obtained absent this disclosure. HealthTronics strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Statements in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, the integration of Prime’s and HealthTronics’ businesses, the availability of appropriate candidates for acquisition by HealthTronics, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
HealthTronics, Inc.		The Equity Group Inc.
Brad A. Hummel, President & CEO		Loren G. Mortman
John Q. Barnidge, Senior Vice President & CFO		(212) 836-9604, LMortman@equityny.com
(512) 314-4554		Lauren Barbera
www.healthtronics.com		(212) 836-9610, LBarbera@equityny.com
www.theequitygroup.com

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